Exhibit 99.1

TriNet Announces Second Quarter 2026 Results & Raises FY26 Earnings Guidance
50% Growth in GAAP Earnings per Diluted Share to $1.15 for the Second Quarter 2026
35% Growth in Adjusted Net Income per Diluted Share to $1.55 for the Second Quarter 2026

DUBLIN, Calif. — July 30, 2026 — TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive and flexible human capital management (HCM) solutions for small and medium-size businesses (SMBs), today announced financial results for the second quarter ended June 30, 2026. The second quarter highlights below include non-GAAP financial measures which are reconciled later in this release.
“Our second quarter results reflect the progress we are making in delivering on our plan,” said Mike Simonds, TriNet’s President and CEO. “We increased our retention, managed costs, improved our bottom-line performance, and raised our full year earnings guidance.”
Simonds continued, “We are gaining traction across several initiatives. We expect further sales-force growth, channel activity is increasing, and our AI investments are driving an improved service experience. As we look to the second half, we are well positioned for the fall selling season.”
Second quarter highlights include:
•Total revenues decreased 5% to $1.2 billion compared to the same period last year.
•Professional service revenues decreased 8% to $159 million compared to the same period last year.
•Net income was $53 million, or $1.15 per diluted share, compared to net income of $37 million, or $0.77 per diluted share, in the same period last year.
•Adjusted Net Income was $72 million, or $1.55 per diluted share, compared to Adjusted Net Income of $55 million, or $1.15 per diluted share, in the same period last year.
•Adjusted EBITDA was $128 million, representing an Adjusted EBITDA Margin of 10.9%, compared to Adjusted EBITDA of $105 million, representing an Adjusted EBITDA Margin of 8.5% in the same period last year.
•Average Worksite Employees (WSEs) decreased 11% as compared to the same period last year, to approximately 298,000.
•Generated $88 million in Net cash provided by operating activities, and $67 million in Free Cash Flow.
Full-Year 2026 Guidance
In addition to announcing our second quarter 2026 results, we are revising our full-year 2026 guidance. Non-GAAP financial measures are reconciled later in this release.

	Full Year 2026
(dollars in millions, except for per share amounts)	Low	High
Total Revenues	$4,750	$4,900
Professional Service Revenues	$647	$663
Insurance Cost Ratio	89.50%	88.50%
Adjusted EBITDA Margin	8.5%	9.0%
Diluted net income per share of common stock	$2.85	$3.35
Adjusted Net Income per share - diluted	$4.50	$5.10
Quarterly Report on Form 10-Q
We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the first half of 2026 with the U.S. Securities and Exchange Commission (SEC) and making it available at https://www.trinet.com on or about July 30, 2026. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-Q.

Earnings Conference Call and Audio Webcast
TriNet will host a conference call at 5:30 a.m. PT today to discuss its second quarter results for 2026. TriNet encourages participants to pre-register for the webcast. The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at https://investor.trinet.com. Participants can pre-register for the webcast by going to: https://events.q4inc.com/attendee/927481617. Callers can pre-register for the conference call by going to: https://dpregister.com/sreg/10210705/1048397dc5d. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the "TriNet Conference Call." A replay of the webcast will be available on this website for approximately one year. A telephonic replay will be available for two weeks following the conference call at +1 (412) 317-0088 conference ID: 5964638.
About TriNet
TriNet is a leading provider of Human Resources solutions for small and medium size businesses, offering advanced technology-enabled services that include human capital expertise, employee benefits such as health insurance and retirement plans, payroll and payroll tax administration, risk mitigation, and compliance consulting. Our long-term objective is to be the premier provider of HR services for a broad range of SMBs through industry leading benefits, sales distribution excellence, and a world class services delivery model. For more information, please visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.
Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section titled “Non-GAAP Financial Measures.”
Forward-Looking Statements
This press release contains, and statements made during the above referenced conference call will contain, statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: TriNet's financial guidance for the full-year 2026 and the underlying assumptions; TriNet’s mid-term outlook, market positioning, and the underlying assumptions; TriNet’s on-going AI investments, including the development of TriNet Assistant, and its ability to deliver improved service experiences; TriNet's ability to build momentum in its business, including through sales force growth; and TriNet’s ability to execute on our strategy. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” "goal," "guidance," “impact,” “intend,” “may,” "objective," “plan,” “project,” “should,” “strategy,” "support," “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are not guarantees of future performance but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements expressed or implied by the forward-looking statements. Investors are cautioned not to place undue reliance upon any forward-looking statements.

Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: our ability to manage unexpected changes in workers’ compensation and health insurance claims and costs, including by WSEs; our ability to mitigate the distinct business risks we face as a co-employer; the effects of volatility in the financial and economic environment on the businesses that make up our client base; our inability to realize or sustain the expected benefits from our business realignment initiatives, and any associated increases in costs as a result of these initiatives; loss of clients for reasons beyond our control and the short-term contracts we typically use with our clients; the impact of regional or industry-specific economic and health factors on our operations; the impact of failures or limitations in the business systems and centers we rely upon; changes in our insurance coverage or our relationships with key insurance carriers; our ability to improve our services and technology to satisfy client and regulatory expectations, including with respect to artificial intelligence; our ability to effectively integrate businesses we have acquired or may acquire in the future; our ability to effectively manage and improve our operational effectiveness and resiliency; our ability to price our services at rates that our clients continue to find attractive; our ability to attract and retain qualified personnel; the effects of increased competition and our ability to compete effectively; the impact on our business of cyber-attacks, breaches, disclosures and other data-related incidents; our ability to comply with evolving data privacy, artificial intelligence and security laws; our ability to manage changes in, uncertainty regarding, or adverse application of the complex laws and regulations that govern our business; changing laws and regulations governing health insurance and employee benefits; the incurrence of losses related to employee retention tax credit claims filed on behalf of our clients; our ability to keep pace with changes in technology or provide timely enhancements to our solutions and support, including with respect to artificial intelligence; risks associated with our international operations, including potential political or economic risks; our ability to operate a business subject to numerous complex laws; changing laws and regulations governing health insurance and other traditional employee benefits at the federal, state, and local levels; our ability to be recognized as an employer of worksite employees and for our benefits plans to satisfy all requirements under federal and state regulations; changes in the laws and regulations that govern what it means to be an employer, employee or independent contractor; the impact of new and changing laws regarding remote work; our ability to comply with the licensing requirements that govern our solutions; the failure of third-party service providers performing their functions; the failure to comply with anti-corruption laws and regulations, economic and trade sanctions, and similar laws; the outcome of existing and future legal and tax proceedings; fluctuation in our results of operations, stock price and maintenance of performance measures year over year due to factors outside of our control; our ability to comply with the restrictions of our indebtedness and meet our debt obligations; the need for additional capital or to restructure our existing debt; the continuation of our stock repurchase program; and the impact of concentrated ownership in our stock by Atairos and other large stockholders and the anti-takeover provisions in our charter documents and under Delaware law. Any of these factors could cause our actual results to differ materially from our anticipated results.

Further information on risks that could affect TriNet’s results is included in our filings with the SEC, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at Investorrelations@TriNet.com. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Alex Bauer	Renee Brotherton / Josh Gross
TriNet	TriNet
Investorrelations@TriNet.com	Renee.Brotherton@TriNet.com
Josh.Gross@TriNet.com

FINANCIAL HIGHLIGHTS
Key Financial and Operating Metrics
We regularly review certain key financial and operating metrics to evaluate growth trends, measure our performance and make strategic decisions. These key financial and operating metrics may change over time. Our key financial and operating metrics for the periods presented were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per share and Operating Metrics data)	2026	2025	% Change	2026	2025	% Change
Income Statement Data:
Total revenues	$1,178	$1,238	(5)%	$2,404	$2,530	(5)%
Income before tax	74	51	45	197	166	19
Net income	53	37	43	142	122	16
Diluted net income per share of common stock	1.15	0.77	50	3.05	2.48	23
Non-GAAP measures (1):
Adjusted EBITDA	128	105	22	314	268	17
Adjusted Net income	72	55	31	188	154	22
Free Cash Flow				190	136	40
Operating Metrics:
Insurance Cost Ratio	86%	90%	(4)%	85%	89%	(4)
Average WSEs	297,615	336,010	(11)	298,916	338,377	(12)%
Total WSEs	299,655	338,900	(12)	299,655	338,900	(12)
(1)    Refer to Non-GAAP measures definitions and reconciliations from GAAP measures under the heading "Non-GAAP Financial Measures"

(in millions)	June 30, 2026	December 31, 2025	% Change
Balance Sheet Data:
Cash and cash equivalents	$358	$287	25%
Working capital	275	231	19
Total assets	3,346	3,797	(12)
Debt	896	895	—
Total stockholders’ equity	125	54	131

	Six Months Ended June 30,
(in millions)	2026	2025	% Change
Cash Flow Data:
Net cash provided by operating activities	$237	$170	39%
Net cash used in investing activities	(84)	(7)	1,100
Net cash used in financing activities	(757)	(428)	77

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions except per share data)	2026	2025	2026	2025
Professional service revenues	$159	$172	$348	$381
Insurance service revenues	1,007	1,048	2,030	2,113
Interest income	12	18	26	36
Total revenues	1,178	1,238	2,404	2,530
Insurance costs	867	947	1,723	1,889
Cost of providing services	65	71	135	142
Sales and marketing	66	68	135	135
General and administrative	56	52	115	98
Systems development and programming	17	17	36	37
Depreciation and amortization of intangible assets	19	17	36	34
Interest expense, bank fees and other	14	15	27	29
Total costs and operating expenses	1,104	1,187	2,207	2,364
Income before tax	74	51	197	166
Income taxes	21	14	55	44
Net income	$53	$37	$142	$122
Other comprehensive income, net of income taxes	(1)	1	(3)	3
Comprehensive income	$52	$38	$139	$125
Net income per share:
Basic	$1.16	$0.77	$3.07	$2.49
Diluted	$1.15	$0.77	$3.05	$2.48
Weighted average shares:
Basic	46	48	46	49
Diluted	46	49	47	49

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
(in millions, except share and per share data)	2026	2025
Assets
Current assets:
Cash and cash equivalents	$358	$287
Restricted cash, cash equivalents and investments	1,039	1,694
Accounts receivable, net	3	20
Payroll funds receivable	428	264
Prepaid expenses, net	53	82
Other payroll assets	427	474
Other current assets	76	47
Total current assets	2,384	2,868
Restricted cash, cash equivalents and investments, noncurrent	122	128
Property and equipment, net	27	11
Operating lease right-of-use asset	40	36
Goodwill	465	461
Software and other intangible assets, net	173	153
Other assets	135	140
Total assets	$3,346	$3,797
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$103	$86
Client deposits and other client liabilities	76	57
Accrued wages	547	555
Accrued health insurance costs, net	189	207
Accrued workers' compensation costs, net	42	42
Payroll tax liabilities and other payroll withholdings	1,134	1,671
Operating lease liabilities	10	10
Insurance premiums and other payables	8	9
Total current liabilities	2,109	2,637
Long-term debt, noncurrent	896	895
Accrued workers' compensation costs, noncurrent, net	104	106
Deferred taxes	54	55
Operating lease liabilities, noncurrent	44	37
Other non-current liabilities	14	13
Total liabilities	3,221	3,743
Total stockholders' equity	125	54
Total liabilities & stockholders' equity	$3,346	$3,797

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
(in millions)	2026	2025
Operating activities
Net income	$142	$122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangible assets	36	33
Amortization of deferred costs	26	23
Amortization of ROU asset, lease modification, impairment, and abandonment	4	3
Deferred income taxes	—	(1)
Stock based compensation	33	31
Loss from disposition of assets	—	1
Other	2	3
Changes in operating assets and liabilities:
Accounts receivable, net	1	1
Prepaid expenses, net	25	9
Other assets	(29)	(18)
Accounts payable and other liabilities	11	(5)
Client deposits and other client liabilities	(2)	(1)
Accrued wages	(6)	(10)
Accrued health insurance costs, net	—	1
Accrued workers' compensation costs, net	(2)	(1)
Payroll taxes liabilities and other payroll withholdings	(2)	(14)
Operating lease liabilities	(2)	(7)
Net cash provided by operating activities	237	170
Investing activities
Purchases of marketable securities	(76)	(41)
Proceeds from sale and maturity of marketable securities	61	67
Acquisitions of property and equipment and software	(47)	(34)
Proceeds from sale of business	—	1
Acquisition of subsidiary, net of cash acquired	(22)	—
Net cash used in investing activities	(84)	(7)
Financing activities
Change in WSE and TriNet Trust related assets and liabilities, net	(655)	(310)
Repurchase of common stock	(76)	(91)
Proceeds from issuance of common stock	5	7
Awards effectively repurchased for required employee withholding taxes	(5)	(8)
Dividends paid	(26)	(26)
Net cash used in financing activities	(757)	(428)
Effect of exchange rate changes on cash and cash equivalents	(1)	—
Net change in cash and cash equivalents, unrestricted and restricted	(605)	(265)
Cash and cash equivalents, unrestricted and restricted:
Beginning of period	1,902	1,691
End of period	$1,297	$1,426

Supplemental disclosures of cash flow information
Interest paid	$25	$27
Income taxes paid, net	$8	$26
Supplemental schedule of noncash investing and financing activities
Cash dividend declared, but not yet paid	$13	$13
Payable for purchase of property and equipment	$9	$3
Receivable from sale of business	$—	$6

FINANCIAL STATEMENTS

Non-GAAP Financial Measures
In addition to the selected financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long term and provide information that we use to maintain and grow our business.
The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation from, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Non-GAAP Measure	Definition	How We Use The Measure
Adjusted EBITDA
• Net income, excluding the effects of:
- income tax provision,
- stock based compensation expense
- interest expense, bank fees and other,
- depreciation,
- amortization of intangible assets,
- amortization of cloud computing arrangements,
- restructuring costs, and
- transaction and integration costs.
• Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-recurring costs, which include restructuring costs and transaction and integration costs, as well as certain non-cash charges such as depreciation and amortization, and stock-based compensation and certain impairment charges recognized based on the estimated fair values. We believe these charges are either not directly resulting from our core operations or not indicative of our ongoing operations.
• Enhances comparisons to the prior period and, accordingly, facilitates the development of future projections and earnings growth prospects.
• Provides a measure, among others, used in the determination of incentive compensation for management.
• We also sometimes refer to Adjusted EBITDA margin, which is the ratio of Adjusted EBITDA to total revenues.
Adjusted Net Income
• Net income, excluding the effects of:
- effective income tax rate (1),
- stock based compensation expense,
- amortization of intangible assets, net,
- non-cash interest expense,
- restructuring costs
- transaction and integration costs, and
- the income tax effect (at our effective tax rate (1) of these pre-tax adjustments.)
• Provides information to our stockholders and board of directors to understand how our management evaluates our business, to monitor and evaluate our operating results, and analyze profitability of our ongoing operations and trends on a consistent basis by excluding certain non-cash charges.
Free Cash Flow	• Net cash provided by operating activities reduced by capital expenditures	• Provides information on the strength of our liquidity and available cash.
• Provides management with a measure to assist in making planning decisions, evaluate our performance and allocate resources.
• We also sometimes refer to Free Cash Flow Conversion ratio, which is the ratio of free cash flow to Adjusted EBITDA.
(1) Non-GAAP effective tax rate is 25.5% and 25% for second quarters and full years of 2026 and 2025, respectively, which excludes the income tax impact from stock-based compensation, changes in uncertain tax positions, and nonrecurring benefits or expenses from federal legislative changes.

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures
The table below presents a reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Net income	$53	$37	$142	$122
Provision for income taxes	21	14	55	44
Stock based compensation	17	18	33	31
Interest expense, bank fees and other	14	15	27	29
Depreciation and amortization of intangible assets	19	17	36	34
Amortization of cloud computing arrangements	3	2	6	5
Restructuring costs	(1)	2	13	3
Acquisition and integration costs	2	—	2	—
Adjusted EBITDA	$128	$105	$314	$268
Adjusted EBITDA Margin	10.9%	8.5%	13.1%	10.6%
The table below presents a reconciliation of Net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2026	2025	2026	2025
Net income	$53	$37	$142	$122
Effective income tax rate adjustment	2	1	5	2
Stock based compensation	17	18	33	31
Amortization of intangible assets	3	3	5	5
Non-cash interest expense	1	—	1	1
Restructuring costs	(1)	2	13	3
Acquisition and integration costs	2	—	2	—
Income tax impact of pre-tax adjustments	(5)	(6)	(13)	(10)
Adjusted Net Income	$72	$55	$188	$154
GAAP weighted average shares of common stock - diluted	46	49	47	49
Adjusted Net Income per share - diluted	$1.55	$1.15	$4.04	$3.15
The table below presents a reconciliation of Net cash provided by operating activities to Free Cash Flow:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Net cash provided by operating activities	$88	$75	$237	$170
Acquisitions of property and equipment and software	(21)	(18)	(47)	(34)
Free Cash Flow (a)	$67	$57	$190	$136
Adjusted EBITDA (b)	$128	$105	$314	$268
Free Cash Flow Conversion Ratio (a)/(b)	52%	54%	61%	51%

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures for the full-year 2026 guidance.
Low and high percentages represent increases (decreases) from the same period in the previous year.
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	FY 2025	Year 2026 Guidance
(in millions, except per share data)	Actual	Low	High
Net income	$155	(15)%	—%
Effective income tax rate adjustment	8	(66)	(67)
Stock based compensation	65	4	4
Amortization of intangible assets	10	16	16
Non-cash interest expense	3	(62)	(62)
Restructuring costs	11	71	133
Income tax impact of pre-tax adjustments	(22)	14	22
Adjusted Net Income	$230	(10)%	3%
GAAP weighted average shares of common stock - diluted	49
Adjusted Net Income per share - diluted	$4.73	$4.50	$5.10